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                     MORGAN STANLEY STRATEGIC ADVISER FUND, INC.

                                      RULE 18f-3
                                 MULTIPLE CLASS PLAN

                                     MAY   , 1997


         Morgan Stanley Strategic Adviser Fund, Inc. (the "Fund"), a registered investment company that currently consists of a number of separately managed portfolios, has elected to rely on Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), in offering multiple classes of shares in each portfolio listed on Schedule A hereto (each a "Portfolio").

    I. ADOPTION OF PLAN; AMENDMENT OF PLAN; AND PERIODIC REVIEW. Pursuant to Rule 18f-3, the Fund is required to create a written plan specifying all of the differences among the Fund's classes, including shareholder services, distribution arrangements, expense allocations, and any related conversion features or exchange options. The Board has created the Plan to meet this requirement. The Board, including a majority of the Independent Directors, must periodically review the Plan for its continued appropriateness, and must approve any material amendment of the Plan as it relates to any class of any Series covered by the Plan. This Plan must be amended to properly describe (through additional exhibits hereto or otherwise) each additional class of shares approved by the Fund's Board of Directors after the date hereof. Before any material amendment of the Plan, the Fund is required to obtain a finding by a majority of the Board, and a majority of the Independent Directors, that the Plan as proposed to be amended, including the expense allocations, is in the best interests of each class individually and the Fund as a whole.

II.      ATTRIBUTES OF SHARE CLASSES

    A. The rights, obligations and features of each of the classes of the Fund shall be as set forth in the Fund's Articles of Incorporation and Bylaws, as each such document is amended or restated, the resolutions that are adopted by the Board of Directors with respect to the classes of the Fund and that are adopted pursuant to the Plan, and related materials of the Board, as set forth in Exhibit A hereto.

    B. With respect to any class of shares of a Series, the following requirements shall apply. Each share of a particular Series shall represent an equal PRO RATA interest in the Series and shall have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations and terms and conditions, except that (i) each class shall have a different class designation (e.g., Class A, Class B, Class C, etc.); (ii) each class of shares shall separately bear any distribution expenses in connection with the plan adopted pursuant to Rule 12b-1 under the 1940 Act (a "Rule 12b-1 Plan"), if any, for such class


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(and any other costs relating to obtaining shareholder approval of the Rule
12b-1 Plan for such class, or an amendment of such plan) and shall separately bear any expenses associated with any non-Rule 12b-1 Plan service payments ("service fees") that are made under any servicing agreement, if any, entered into with respect to that class; (iii) holders of the shares of the class shall have exclusive voting rights regarding the Rule 12b-1 Plan relating to such class (e.g., the adoption, amendment or termination of a Rule 12b-1
Plan), regarding the servicing agreements relating to such class and regarding any matter submitted to shareholders in which the interests of that class differ from the interests of any other class; (iv) each new class of shares may bear, consistent with rulings and other published statements of position by the Internal Revenue Service, the expenses of the Fund's operation that are directly attributable to such class ("Class Expenses")(1); and (v) each class may have conversion features unique to such class, permitting conversion of shares of such class to shares of another class, subject to the requirements set forth in Rule 18f-3.

III.     EXPENSE ALLOCATIONS

         Expenses of each class created after the date hereof must be allocated as follows: (i) distribution and shareholder servicing payments associated with any Rule 12b-1 Plan or servicing agreement, if any, relating to each respective class of shares (including any costs relating to implementing such plans or any amendment thereto) will be borne exclusively by that class; (ii) any incremental transfer agency fees relating to a particular class will be borne exclusively by that class; and (iii) Class Expenses relating to a particular class will be borne exclusively by that class.

         The methodology and procedures for calculating the net asset value and dividends and distributions of the various classes of shares of the Fund and the proper allocation of income and expenses among the various classes of shares of the Fund are required to comply with the Fund's internal control structure pursuant to applicable auditing standards, including Statement on Auditing Standards No. 55, and to be reviewed as part of the independent accountants' review of such internal control structure. The independent accountants' report on the Fund's system of

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(1) Class Expenses are limited to any or all of the following:  (i) transfer agent fees identified as being attributable to a specific class of shares, (ii) stationery, printing, postage, and delivery expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxy statements to current shareholders of a specific class, (iii) Blue Sky registration fees incurred by a class of shares, (iv) SEC registration fees incurred by a class of shares, (v) expenses of administrative personnel and services as required to support the shareholders of a specific class, (vi) directors' fees or expenses incurred as a result of issues relating solely to a class of shares, (vii) account expenses relating solely to a class of shares,
(viii) auditors' fees, litigation expenses, and legal fees and expenses relating solely to a class of shares, and (ix) expenses incurred in connection with shareholder meetings as a result of issues relating solely to a class of shares.


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internal controls required by Form N-SAR, Item 77B, is not required to refer expressly to the procedures for calculating the classes' net asset values.

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                                                                       EXHIBIT A

                       MORGAN STANLEY INSTITUTIONAL FUND, INC.
                               18f-3 Plan Exhibit Index

  Item No.
  --------

    1         Resolutions.


    2 Registrant's Articles of Incorporation filed as an Exhibit to ____________ to Registrant's Registration Statement on Form N-1A (File Nos. 33-_______ and 811-_______), via EDGAR on
              _____________ are incorporated herein by reference.


    3 Registrant's By-Laws filed as an Exhibit to ____________ to Registrant's Registration Statement on Form N-1A (File Nos. 33-_____ and 811-____), via EDGAR on _______________ are
              incorporated herein by reference.


    4 Registrant's Distribution Agreement between Registrant and Morgan Stanley & Co. Incorporated filed as an Exhibit to ___________ to Registrant's Registration Statement on Form N-1A (File Nos. 33-_______ and 811-____), via EDGAR on ___________ is
              incorporated herein by reference.

    5 Registrant's Form of Plan of Distribution Pursuant to Rule 12b-1 for Class B Shares filed as an Exhibit to ________________ to the Registrant's Registration Statement on Form N-1A (File Nos. 33-_____ and 811-____), via EDGAR on ____________ is incorporated herein by reference.


The Prospectus dated ________________ relating to the Aggressive, Conservative, and Moderate Portfolios filed as a part of ________________________to Registrant's Registration


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Statement on Form N-1A (File Nos. 33-_____ and 811-____) on _______, as
supplemented and amended from time to time, is incorporated by reference.